EXHIBIT 20
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FOR IMMEDIATE RELEASE                       FOR MORE INFORMATION:
                                            HOST MARRIOTT SERVICES:
                                            MEDIA INQUIRIES:
                                            WENDY WATKINS: 301-380-7903
                                            INVESTOR RELATIONS:
                                            SHARON WHITING: 301-380-7215
                                            LUCIANO LUFFARELLI:
                                            011-39-02-4826-3224
                                            011-39-0335-610-1003
                                            LUCIANO.LUFFARELLI@AUTOGRILL.IT
                                            -------------------------------


                AUTOGRILL SUCCESSFULLY COMPLETES TENDER OFFER FOR
                       HOST MARRIOTT SERVICES CORPORATION

BETHESDA, MARYLAND, AUGUST 27, 1999--Autogrill SpA of Italy announced today that its wholly-owned subsidiary, Autogrill Acquisition Co., a Delaware Corporation, has successfully completed its cash tender offer for all the outstanding shares of common stock of Host Marriott Services Corporation, at a purchase price of $15.75 per share in cash, without interest, which tender offer expired at 12:00 midnight on August 26, New York City time.

A  total  of  30,484,407   shares-not  including  1,090,741  shares  subject  to
guarantees of delivery--were tendered in the offer and accepted for payment by Autogrill Acquisition, representing 90.7% of the total shares outstanding.

Autogrill and Host Marriott Services also announced that the parties intend to consummate the merger of Autogrill Acquisition Co., with and into Host Marriott Services contemplated in the merger agreement announced by the parties on July 26, 1999, as promptly as practicable. In connection with the merger,

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AUTOGRILL SUCCESSFULLY COMPLETES TENDER OFFER FOR
HOST MARRIOTT SERVICES CORPORATION


Autogrill will acquire the remaining shares of Host Marriott Services common stock for $15.75 per share, in cash, without interest.

The success of the tender offer sets the stage for the formation of the world's largest provider of restaurant services for travelers, with operations in North America, Europe, Australia and Asia and overall revenues (1999 projection) of more than US$2.7 billion or 2.6 billion euros, (more than 5,000 billion lire). With 834 locations, the new organization will cover five main business sectors: motorway restaurants (609 locations), airports (76), shopping malls (66), railway stations (21) and quick-service restaurants in city centers (46). It will also run an additional 16 locations in other sectors. The company is also one of the premier retail providers in airports in North America. Overall, the new Group will run more than 3,500 units in its various locations.

The merger does not impact Host Marriott Services operating subsidiaries which include Host International, Inc. and Host Marriott Tollroads, Inc.


AUTOGRILL
Based in Milan, Autogrill is part of the Benetton family group and listed on the Italian Stock Exchange. With 1998 revenues of 1,124 million euros (2,175 billion lire), more

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AUTOGRILL SUCCESSFULLY COMPLETES TENDER OFFER FOR
HOST MARRIOTT SERVICES CORPORATION


than 12,000 employees and a total of 652 bars and restaurants, Autogrill is Europe's largest provider of restaurant services for travelers and the second largest modern retail catering group. Its brand portfolio includes the Autogrill locations, run on a concessionary basis; the Spizzico chain of quick-service pizza outlets; the Ciao self-service restaurants; Autogrill also has exclusive use of the Burger King franchise in Italy.



HOST MARRIOTT SERVICES
Host Marriott Services Corporation, headquartered in Bethesda, Maryland and listed on the New York Stock Exchange, was previously a subsidiary of Marriott Corporation. With revenues of $1.4 billion, Host Marriott Services is the leading provider of food, beverage and retail concessions at nearly 200 travel and entertainment venues, with approximately 26,000 employees in seven countries around the world. The company operates in 18 of the 20 largest airports in the US, including JFK in New York as well as Boston, Washington D.C., Miami, San Francisco and Los Angeles. In the Netherlands, it also runs a high-profile location in Amsterdam's Schiphol airport. Host Marriott Services brand portfolio includes many internationally famous brands such as Burger King, Pizza Hut, Starbucks, Sbarro, Tie Rack and Bath and Body Works in airports, travel plazas, shopping malls and entertainment attractions.


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AUTOGRILL SUCCESSFULLY COMPLETES TENDER OFFER FOR
HOST MARRIOTT SERVICES CORPORATION



Note: A copy of this release is available on Host Marriott Services website at WWW.HMSCORP.COM and on Autogrill's website at WWW.AUTOGRILL.IT.

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